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                                                                       EXHIBIT 5

                          [Dorsey & Whitney LLP Letterhead]



U.S. Bancorp.
601 Second Avenue South
Minneapolis, Minnesota 55402-4302

          Re:  Registration Statement on Form S-3

Ladies and Gentlemen:

          We have acted as counsel to U.S. Bancorp, a Delaware corporation (the "Company"), in connection with a Registration Statement on Form S-3 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the sale from time to time of up to 1,000,000 shares (the "Shares") of common stock of the Company, par value $1.25 per share ("Common Stock"), by the Selling Stockholders named in the Registration Statement. The Selling Stockholders will receive the Shares, if at all, pursuant to the terms of the Agreement and Plan of Merger, dated as of September 3, 1998, by and among Libra Investments, Inc., the Company, and U.S. Bancorp Investments, Inc., a wholly owned subsidiary of the Company (the "Merger Agreement").

          We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below.

          In rendering our opinion set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties, and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

          Based on the foregoing, we are of the opinion that the shares of the Common Stock to be sold by the Selling Stockholders pursuant to the Registration Statement, when issued in accordance with the terms of the Merger Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

          Our opinions expressed above are limited to the Delaware General Corporation Law.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to this firm under the heading "Validity of the Shares" in the Prospectus constituting part of the Registration Statement.

Dated:  November 17, 1998
                                             Very truly yours,

                                             /s/ Dorsey & Whitney LLP

PFC